Exhibit 10.31

ZERO NOX, INC.

1343 S. Main St.

Porterville, CA 93257

559-560-8013

March 2, 2023

Dear Robert:

The Board of Directors (“Board”) for Zero Nox, Inc. (the “Company”) is pleased to present the following offer for your continued employment with the Company through 2023 on the terms described below.  In presenting this offer, the Board wishes to express its appreciation for the success experienced by the Company through the Executive Team’s leadership.

1.Position. The Company wishes to have you continue as its President.
2.Compensation and Employee Benefits. Your compensation for 2023 will be based on the following:
●	Base salary of $210K, which will be increased to $250K as soon as we hit $15MM in Revenue during 2023; $300K once we hit $30MM in Revenue during 2023; and $350K once we hit $50MM in Revenue during 2023 or once the Company goes public.
●	Commission of 0.25% on all Company Revenue payable every quarter.
●	Additional End of Year Bonus of 25% of end-of-year base salary if the publicly projected $24.4MM in Revenue is hit in the year 2023. Any End of Year Bonus will be paid out in January of the following year.

In addition, as a regular employee of the Company you are eligible to participate in a number of Company-sponsored benefits, which are described in the employee handbook.

3.Stock Options. You will be granted an option to purchase 75000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 100% of the option shares on the 24-month anniversary of your vesting commencement date, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

4.Proprietary Information and Invention Assignment Agreement. Like all Company employees, you are required, as a condition of your employment with the Company, to abide by the Company’s standard Proprietary Information and Invention Assignment Agreement which was previously signed.
5.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
6.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
7.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date this letter and return it to me.

Very truly yours,

ZERO NOX, INC.

By:	/s/ Vonn R. Christenson
Name:	Vonn R. Christenson
Title:	CEO

ACCEPTED AND AGREED:

ROBERT CRUESS
(PRINT EMPLOYEE NAME)

Robert Cruess
(Signature)

3/2/2023
Date